                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                              AMENDMENT NO. 1 TO

                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                       VALUEVISION INTERNATIONAL, INC.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                         Common Stock, $.01 par value
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 92047K 10 7
                            --------------------
                               (CUSIP Number)





                              Page 1 of 5 Pages

CUSIP NO. 92047K 10 7               13G               PAGE  2  OF   5   PAGES

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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ROBERT L. JOHANDER
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a) / /
                                                           (b) /X/
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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                     1,799,711
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           N/A
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH             1,799,711
                ---------------------------------------------------------------
                8  SHARE DISPOSITIVE POWER

                     N/A
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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,799,711
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

                                                               /X/
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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 6.6% (based on number of outstanding shares as of 2/9/98 -- 26,780,778)

-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON:

      IN
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13G(Individuals - continued)                        PAGE   3   OF   PAGES   5



Item 1(a)
and (b)     NAME AND ADDRESS OF ISSUER:
            ValueVision International, Inc.
            6740 Shady Oak Road
            Minneapolis, MN  55344-3433


Item 2(a)   NAME OF PERSON FILING:  Robert L. Johander

Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            6740 Shady Oak Road
            Minneapolis, MN  55344-3433

Item 2(c)   CITIZENSHIP:  U.S.A.

Item 2(d)   TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value

Item 2(e)   CUSIP NUMBER:  92047K 10 7

Item 3      THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b).

Item 4(a)   AMOUNT BENEFICIALLY OWNED:
            1,799,711 shares as of December 31, 1997. (Includes right to acquire 600,000 shares pursuant to options which are vested as of the date hereof.)
Item 4(b)   PERCENT OF CLASS:
            6.6% percent pursuant to Rule 13d-3(c).

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

            (1) Sole power to vote or to direct the vote 1,799,711
            (2) Shared power to vote or to direct the vote  -0-
            (3) Sole power to dispose or to direct the disposition of 1,799,711
            (4) Shared power to dispose or to direct the disposition of  -0-

Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

Item 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable


Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

Item 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

Item 9      NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

Item 10     CERTIFICATION.

            Not Applicable

                                                  PAGE  4  OF  5  PAGES




                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date  February 11, 1997.                  s/ Robert L. Johander
                                          ---------------------
                                          Robert L. Johander

                                                   PAGE 5 OF 5 PAGES


                                  EXHIBIT A
                           To Form 13G (Individual)


The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."


Record Owner's Relationship             Record Owner's              Number
   to Reporting Person                Type of Ownership            of Shares
--------------------------            -----------------            ---------
      Spouse(1)                          Indirect                  7,200(2)



(1) Spouse shares principal residence of the Reporting Person and holds these shares for the benefit of the Reporting Person's dependent children.

(2) These shares are not reported in Item 4(a) and are noted here for information only.